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                                                                   EXHIBIT 10.2





                                                           April 14, 1998


Mr. Larry Ellberger
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL   33486

Dear Larry:

         This letter amends the employment agreement, dated May 15, 1995 ("Employment Agreement"), and the restricted stock award agreement, dated June 6, 1995 ("Restricted Stock Agreement"), between you and W. R. Grace & Co., a New York corporation, which were subsequently assigned to and assumed by W. R. Grace & Co., a Delaware corporation renamed Sealed Air Corporation ("Old Grace"). The amendments effected by this letter relate to the March 1998 separation of the flexible packaging businesses ("Packaging") from Grace Specialty Chemicals, Inc., a Delaware corporation renamed W. R. Grace & Co. ("New Grace").

         As you know, in conjunction with the separation of Packaging from New Grace, the contracts and obligations of Old Grace that related to the non-Packaging businesses of Old Grace were assigned to, and assumed by, New Grace. This letter confirms that the Employment Agreement and the Restricted Stock Agreement were assigned to, and assumed by, New Grace, effective upon consummation of such separation, on the following terms:

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1. All references to "W. R. Grace & Co.", "Company" or "Grace" in the
Employment Agreement and the Restricted Stock Agreement refer to New Grace and any successor thereto.

2. Except as expressly set forth above (or by any other applicable amendments), the Employment Agreement and the Restricted Stock Agreement remain in full force and effect.

         Please confirm your agreement with the foregoing by signing the accompanying copy of this letter and returning it to Bob Lamm.



                                            Sincerely,




Accepted and agreed to:


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          Larry Ellberger

Date:
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